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Warburg Pincus Instititional Fund

Schedule 16 Calculations



Managed EAFE Countries Portfolio

From Inception (March 31, 1997) to October 31, 1997

         Return Without Waiver:

                   ((10,860-10,000/10,000) = 8.60%